SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Form 8-A/A
                               (Amendment No. 3)

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                           The Securities Act of 1934


                              ORALABS HOLDING CORP.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                Colorado                                  14-1623047
          ---------------------                        -----------------
         (State of incorporation                      (I.R.S. Employer
                or organization)                      Identification No.)

2901 South Tejon Street, Englewood, Colorado                 80110
 --------------------------------------                     --------
(Address of principal executive offices)                   (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instructions A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                    Name of each exchange on which
         to be so registered                    each class is to be registered


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Securities to be registered pursuant to Section 12(g) of the Act:


                         Common Stock, $0.001 per share
                                 --------------
                                (Title of class)

     OraLabs Holding Corp. (the "Company" or "OraLabs") hereby amends its Registration Statement under the Securities Exchange Act of 1934, originally filed by its predecessor, SSI Capital Corp. ("SSI") on October 15, 1984, as amended by amendments filed on October 31, 1984 and on June 27, 1997. OraLabs assumed the reporting obligations of SSI in the Company's 8-K12G3 filed August 29, 1997. The Registration Statement on Form 8-A, as previously amended, is hereby amended and restated in its entirety as follows:

ITEM NO. 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
            --------------------------------------------------------

     The Company's authorized capital stock consists of 25,000,000 shares of common stock, each having a par value of $0.001 (the "Common Shares") and 1,000,000 shares of preferred stock, each having a par value of $0.001 (the "Preferred Shares").

     The Common Shares of the Company and its predecessor, SSI Capital Corp. ("SSI") have been registered under the Securities Exchange Act of 1934, as amended, since 1984. In May 1997, OraLabs, Inc., a privately held company, became a wholly owned subsidiary of SSI. SSI subsequently merged with OraLabs, with OraLabs becoming the surviving company. As a result, and after completion of a merger to give effect to a reincorporation, the Company became governed by Colorado law and by the Articles of Incorporation of the Company.

     Common Shares.
     -------------

     Stockholders are entitled to one vote for each Common Share on matters to be voted on by the stockholders of the Company. Stockholders of the Common Shares do not have cumulative voting rights. Accordingly, directors are elected by a majority of the shares present (or represented by proxy) at an annual or special meeting called for the election of directors, so long as there is a quorum of at least a majority of the outstanding shares present at the meeting. Holders of the Common Shares do not have any preemptive or other preferential right to purchase or subscribe for any shares or securities of the Company of any kind or class whatsoever which at any time may be issued or sold or offered for sale by the Company.

     Except for and subject to rights expressly granted to holders of Preferred Shares, the holders of the Common Shares have exclusively the right to receive dividends when, as and if declared by the Board of Directors of the Company, and in the event of any distribution of assets upon liquidation, dissolution or winding up of the Company or otherwise the right to receive ratably and equally all the assets and funds of the Company remaining after payment to the holders of the Preferred Shares of the specific amounts which they may be entitled to receive. All of the issued and outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable.

     Preferred Shares.
     ----------------

     The Company's Board of Directors may without future action by the Company's stockholders, from time to time, direct the issuance of Preferred Shares in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The holders of Preferred Shares would normally be entitled to receive a preferential payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of the Common Shares. In addition, the Board of Directors is authorized to determine the voting rights applicable to Preferred Shares. As of the date of this statement, there are no Preferred Shares designated or outstanding.

     The ability of the Company's Board of Directors to issue Preferred Shares without stockholder approval could be exercised to render more difficult the accomplishment of mergers or other takeover or change in control attempts. To the extent that this power of the Board of Directors has this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Further, this may have an adverse impact on the ability of stockholders of the Company to participate in a tender or exchange offer for the Common Shares, and in so doing diminish the value of the Common Shares.

     The Bylaws of the Company provide, in confirmation of Colorado law, that shareholders may only act without a meeting if a written consent is signed by all of the shareholders. Because of this requirement for unanimity by all shareholders, the practical effect is that shareholders cannot take actions without a formal meeting. In addition, the Bylaws require advance written notice by any shareholder who wishes to have requested items of business conducted at the annual meeting. This provision could make it more difficult to have business matters heard at an annual meeting that have not been submitted by or at the direction of the Company's Board of Directors.

ITEM NO. 2. EXHIBITS.
            --------

     The following exhibits are incorporated by reference into this registration statement:

     1. The Company's Articles of Incorporation, filed as Exhibit C of the Definitive Information Statement filed by the Company's precedessor, SSI Capital Corp., on July 24, 1997.

     2. The Company's Second Amended and Restated Bylaws filed as Exhibit 3.1(ii) of the Company's Form 10-KSB filed for fiscal year 1998.

     3. Specimen Certificate for Common Stock filed as Exhibit 4 of the Company's Form 10-K filed for fiscal year 1997.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this post-effective amendment to its registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            ORALABS HOLDING CORP., a Colorado
                                            corporation

                                            By:  /s/  Gary H. Schlatter
                                               --------------------------------
                                                      Gary H. Schlatter,
                                                      President
December 20, 2001
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Date